Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9783

Neuralstem, Inc.

20271 Goldenrod Lane

Germantown, MD 20876

Re:       Neuralstem, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Neuralstem, Inc., a Delaware corporation (the “ Company ”), in connection with a registration statement on Form S-8 (the “ Registration Statement ”) to be filed today with the Securities and Exchange Commission (the “ Commission ”) pursuant to the Securities Act of 1933, as amended (the “ Securities Act ”), for the registration of an additional 700,000 shares of the Company’s common stock, par value $0.01 per share (the “ Shares ”), to be issued by the Company pursuant to the Neuralstem, Inc. 2010 Equity Compensation Plan, as amended (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

SILVESTRE LAW GROUP, P.C.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.01) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

SILVESTRE LAW GROUP, P.C.

By:	/s/ Raul Silvestre Raul Silvestre, Managing Director

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